UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2014

EXCEL TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 613-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The following sets forth certain recent developments for Excel Trust, Inc.

Recent Developments

Portfolio Update

In May and June 2014, we entered into purchase agreements to acquire four retail properties for approximately $367.1 million, and we have a pending contract to purchase an additional retail property for approximately $16.3 million. These five properties are located in Florida, Maryland and Utah and comprise approximately 2.0 million square feet of gross leasable area. The aggregate anticipated purchase price for these properties, excluding closing costs, is approximately $383.4 million, including the assumption of approximately $42.7 million of debt.

These acquisitions are subject to the completion of due diligence and the satisfaction of other closing conditions. There can be no assurances that these conditions will be satisfied or that the acquisitions will close on the terms described herein, or at all.

Financing Update

In May 2014, our operating partnership issued $250.0 million aggregate principal amount of its 4.625% Senior Notes due 2024, or the Notes due 2024. Our operating partnership offered the Notes due 2024 at 99.477% of the principal amount thereof. The Notes due 2024 are general unsecured senior obligations of our operating partnership and rank equally in right of payment with all other senior unsecured indebtedness of our operating partnership. The Notes due 2024 bear interest at 4.625% per annum. Interest is payable on May 15 and November 15 of each year, beginning November 15, 2014, until the maturity date of May 15, 2024. Our operating partnership’s obligations under the Notes due 2024 are fully and unconditionally guaranteed by our company.

We anticipate increased interest expense associated with the issuance of the Notes due 2024 at a fixed rate and the use of proceeds therefrom for the repayment of variable-rate debt with a lower interest rate. Due to this increased interest expense, together with the effects of this offering in which the net proceeds will not be invested in new acquisitions immediately, we expect to provide revised 2014 funds from operations (FFO) and adjusted funds from operations (AFFO) guidance in our second quarter 2014 earnings press release that incorporates the estimated impact of these transactions, which revisions may be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2014	EXCEL TRUST, INC.

	By:	/s/ Eric Ottesen
	Name: Title:	Eric Ottesen Senior Vice President, General Counsel and Secretary